Exhibit 99.1

For more information:

Jennifer Straumins, 317-328-5660

jennifer.straumins@calumetspecialty.com

FOR IMMEDIATE RELEASE

Calumet Specialty Products Partners, L.P. Announces

Pricing of $275 Million Private Placement of 9 5/8% Senior Notes due 2020

Indianapolis, IN (June 21, 2012) – Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet”) and its wholly owned subsidiary Calumet Finance Corp. announced today the pricing of their private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), to eligible purchasers of $275 million in aggregate principal amount of 9 5/8% senior unsecured notes due 2020 (the “Notes”). The offering size was increased to $275 million from $250 million. The Notes mature on August 1, 2020 and will be issued at a discounted price of 98.250 percent of par. This private placement is expected to close on June 29, 2012, subject to customary closing conditions.

The net proceeds from the private placement will be deposited into escrow pending completion of Calumet’s previously announced acquisition of Royal Purple, Inc. (the “Royal Purple Acquisition”). Upon release of the net proceeds from escrow at the closing of the Royal Purple Acquisition, Calumet intends to use such net proceeds to fund a portion of the purchase price and related expenses of the Royal Purple Acquisition.

The Royal Purple Acquisition is expected to close in July 2012, assuming all conditions to closing the Royal Purple Acquisition have been satisfied, including the conversion of Royal Purple, Inc. into a limited liability company immediately prior to closing. The closing of the private placement of the Notes is not conditioned on, nor is it a condition to, the closing of the Royal Purple Acquisition. If the closing of the Royal Purple Acquisition does not occur on or prior to September 15, 2012, or if the unit purchase agreement regarding the Royal Purple Acquisition is terminated at any time on or prior to that date, then the escrowed funds will be applied to the mandatory redemption of the Notes at a price equal to 100% of the initial offering price of the Notes, plus accrued and unpaid interest to the redemption date.

The securities to be sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Calumet plans to offer and sell the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release includes statements regarding this private placement that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

SOURCE Calumet Specialty Products Partners, L.P.